CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Nitches, Inc.

We hereby consent to the use in this Form 10-K/A Annual Report pursuant to section 13 or 15 (D) under the Securities Act of 1934 of our Report dated August 30, 2024, with respect to the audited balance sheets of Nitches, Inc as of August 31, 2023, and 2022 and the related statements of operations, stockholders’ equity, and cashflows for the years ended August 31, 2023, and 2022.

/s/ OLAYINKA OYEBOLA & CO.

OLAYINKA OYEBOLA & CO.

Chartered Accountants

Lagos, Nigeria

August 30, 2024